Exhibit 10.24

African Agriculture, Inc.

415 Park Avenue, Ninth Floor

New York, NY 10022

November 1, 2022

Harry Green

172 Brewster Road,

Scarsdale, New York 10583

Transaction Bonus and Release

Dear Harry:

As you know, African Agriculture, Inc. (the “Company”) is contemplating entering into a Merger Agreement, pursuant to which, if the transactions contemplated thereby are consummated, 10X AA Merger Sub, Inc., a Delaware corporation, a wholly owned, direct subsidiary of 10x Capital Venture Acquisition Corp. II (the “Acquiror”), will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of the Aquiror. In recognition of the important contributions you are making to the Company, the Company is pleased to offer you the following bonus opportunity.

In connection with the transaction, the Company will pay you a one-time transaction bonus (the “Transaction Bonus”) in cash equal to $400,000 (less applicable taxes) on or within 30 days following the Closing, subject to your continued employment with the Company through the Closing Date (as defined in the Merger Agreement).

By signing this letter in exchange for your right to receive the Transaction Bonus, you, on behalf of yourself and each of your affiliates, successors, assigns, heirs, executors, administrators and legal representatives (the “Releasors”), hereby unconditionally, irrevocably, knowingly and voluntarily release and forever waive and discharge the Company, its affiliates, and its past, present and future Related Persons (as defined below) (collectively, “Releasees”), from and against any and all rights, causes of action, claims, actions, suits, or similar proceedings of any kind or nature whatsoever, that the Releasors now have, have ever had or may hereafter have against the respective Releasees, and from any and all direct or indirect liabilities, losses, damages, obligations or responsibilities (whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, secured or unsecured), including any consequential, punitive and exemplary damages, that any Releasor now has, has ever had or may hereafter have to the Releasees, of any kind or nature arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the Closing, including without limitation, with respect to the Transaction Bonus and for unpaid wages, bonuses, commissions, or other compensation of any type or kind to the full extent allowed by law (collectively, the “Released Claims”); provided, however, that Released Claims shall not include any rights, causes of action, claims, proceedings or liabilities arising under this letter. The Releasors, hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any Released Claim. By signing below, you represent and warrant that (x) there are no liens or assignments in law or equity or otherwise of or against any of the Released Claims, (y) you have not transferred or otherwise alienated any such claims or causes of action, and (z) you are fully authorized and entitled to give the releases specified herein. As used above, “Related Persons” means (i) with respect to any person that is not an individual, (a) any affiliate of such person, (b) any other person or entity that serves as a director, officer, employee, partner, executor, trustee, general partner, manager, holder of equity interests, agent or representative of such person or any of its affiliates (or in any other similar capacity), (c) any other person or entity that has control or is under common control with such person, and (d) any individual who is a Related Person of any of the foregoing, and (ii) with respect to any person who is an individual (a) any affiliate of such person, (b) each other member of such individual’s immediate family, and (c) any Related Person of such member of such individual’s immediate family. This paragraph is expressly intended for the benefit of, and shall be enforceable by, the Releasees.

[Signature Page to Transaction Bonus Release]

You agree that the information set forth in this letter is strictly confidential, and you agree not to disclose any of such information without the prior written consent of the Company (other than to your spouse, legal counsel, and tax and financial advisors).

This letter will be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the laws of a jurisdiction other than the State of Delaware. This letter may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

The effectiveness of this letter is contingent on the Closing and shall automatically terminate if the Closing does not occur.

Please acknowledge your receipt of this letter and your agreement with its provisions by signing your name below and returning it to me. Thank you.

Sincerely,

AFRICAN AGRICULTURE, INC.

/s/ Alan Kessler
By:	Alan Kessler
Title:	Chief Executive Officer

Acknowledged and agreed
as of the first date written above:

/s/ Harry Green
Name:	Harry Green